EXHIBIT 11

                    HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES
                COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE
                                    UNAUDITED

                                                           YEARS ENDED
BASIC AND DILUTED EARNINGS PER SHARE                       DECEMBER 31,
                                                    --------------------------
                                                        1997           1996
                                                    ------------    ----------
Net income (loss) ...............................   $(15,638,413)   $5,332,008
                                                    ============    ==========
Shares:
     Weighted average common shares issued ......     10,053,734     7,770,175
     Assuming exercise of options, reduced by the
        number of common shares which could have
        been purchased with the proceeds from
        exercise of such options ................           --         270,075
                                                    ------------    ----------
     Weighted average number of common shares
        outstanding, as adjusted ................     10,053,734     8,040,250
                                                    ============    ==========
Net income (loss) per common share:
        Basic earnings (loss) per share .........   $      (1.56)   $     0.69
                                                    ============    ==========
        Diluted earnings (loss)  per share ......   $      (1.56)   $     0.66
                                                    ============    ==========